ASSET PURCHASE AGREEMENT

                                      Among

                                JD SERVICES, INC.

                                  As Purchaser

                                       And

                            GLOBAL LINK TELECOM CORP.

                             GTS HOLDING CORP., INC.

                                  TELTIME, INC.

                          NETWORK SERVICES SYSTEM, INC.

                          NETWORK SERVICES SYSTEM, L.P.

                               GTS MARKETING, INC.

                    GLOBAL TELECOMMUNICATIONS SOLUTIONS, L.P.

                         NETWORKS AROUND THE WORLD, INC.

                                       And

                        CENTERPIECE COMMUNICATIONS, INC.

                                   As Sellers




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                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of January 31, 2000 (this "Agreement"), is entered into by and among J D SERVICES, INC., a Nevada corporation ("Purchaser"), GLOBAL LINK TELECOM CORPORATION, a Delaware Corporation, GTS HOLDING CORP., INC., a Delaware corporation, TELTIME, INC., a Delaware corporation, NETWORK SERVICES SYSTEM, INC., a Delaware corporation, NETWORK SERVICES SYSTEM, L.P., a Delaware limited partnership, GTS MARKETING, INC., a Delaware corporation, GLOBAL TELECOMMUNICATIONS SOLUTIONS, L.P., a Delaware limited partnership, NETWORKS AROUND THE WORLD, INC., a New Jersey corporation, and CENTERPIECE COMMUNICATIONS, INC., a New Jersey corporation (each a "Seller" and collectively the "Sellers"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article X.

     WHEREAS, the Sellers are engaged in the business of developing, marketing, selling and servicing prepaid phone cards as well as administering the operations necessary to support such cards (collectively, the "Business," which term, as used herein, refers to the business conducted by the Sellers utilizing the Assets to be acquired by the Purchaser hereunder);

     WHEREAS, each of the Sellers has filed a voluntary petition (the "Petitions") for relief commencing cases (the "Chapter 11 Cases") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), Case Nos. 99-3923 through 99-3931; and

     WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell, convey, assign and transfer to the Purchaser, substantially all of the assets and properties of each Seller relating to the Business, all in the manner and subject to the terms and conditions set forth herein and in accordance with ss.ss. 105, 363 and 365 of the Bankruptcy Code;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:




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                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     Section 1.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, all right, title and interest in and to all of the assets, properties, rights, contracts, customers, and intellectual properties owned or used by Sellers in conducting the Business as set forth on
Section 1.1 of the Company Disclosure Letter, wherever located, whether tangible or intangible, as the same shall exist at the Closing, free and clear of all Encumbrances (collectively referred to herein as the "Assets").

     Section 1.2 Excluded Assets. The assets, properties and rights set forth on
Section 1.2 of the Company Disclosure Letter (the "Excluded Assets") are not included in the Assets.

     Section 1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume from the Sellers and thereafter pay, perform or discharge in accordance with their terms, only those executory obligations of Sellers under the Assumed Contracts (as set forth on Section 1.3 of the Company Disclosure Letter, which shall include an agreement with A&P if Sellers enter into such an agreement with A&P) that first become performable on or after the Closing Date, as well as the Sellers' obligations to service issued and outstanding activated prepaid phonecards (the "Issued Phonecards") (collectively the "Assumed Liabilities").

     Section 1.4 Excluded Liabilities. The Sellers and the Purchaser expressly understand and agree that the Sellers shall be solely liable for all liabilities and obligations of Sellers other than the Assumed Liabilities (collectively, the "Excluded Liabilities").

     Section 1.5 Purchase Price.

         (a) In consideration for the Assets, Purchaser shall pay, as set forth in ss.1.5(b) of this Agreement, a total purchase price of Two Million One Hundred Thousand Dollars ($2,100,000)(the "Purchase Price").

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         (b)      The Purchase Price shall be paid as follows:

               (i) On the Closing Date Purchaser shall pay the amount of $2,100,000 less the actual amount lent to the Sellers by way of cash advances or services provided to or on behalf of the Sellers after the Petition Date and prior to Closing, after accounting for repayments made by Sellers (estimated to be $750,000) and less the estimated cost of the Sellers' obligation to service the Issued Phonecards, which obligation will be assumed by the Purchaser at Closing (the "Estimated Cost of Servicing Issued Phonecards")(estimated to be $1,350,000);

               (ii) At a date which is three months after the Closing Date, Purchaser and Seller shall true-up and compare the actual Actual Cost of Servicing Issued Phonecards and the Future Cost of Servicing Issued Phonecards to the Estimated Cost of Servicing Issued Phonecards and Purchaser shall make any required payment to Seller in accordance with
          Section 1.7 hereof.

     Section 1.6 Allocation of Purchase Price. Promptly following the Closing Date, the Purchase Price shall be allocated among the Assets in such amounts as shall be specified in a schedule to be prepared by the Purchaser, upon consultation with the Sellers, which allocation, absent manifest error, shall be binding upon the Purchaser and the Sellers, each of which agrees to report the effect of the transactions contemplated hereby on all applicable Tax Returns or filings in a manner consistent with such schedule. The Sellers and the Purchaser will each file all Tax Returns, including IRS Form 8594, in a manner consistent with the Allocation Schedule and shall take no position in any Tax Return, Tax proceeding, Tax audit or otherwise which is inconsistent with the Allocation Schedule. The Sellers and the Purchaser shall not, after filing IRS Form 8594, revoke or amend IRS Form 8594 without the written consent of the other.

     Section 1.7 True-Up for Actual Cost of Servicing Issued Phonecards.

           (a) At the time of Closing, Purchaser shall provide Seller with a statement of the Issued Phonecards. Sellers and their representatives shall have thirty (30) days in which to review Purchaser's books and records, in an attempt to verify the statement of Issued Phonecards provided by Purchaser.

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           (b)   After the Closing Purchaser shall continue to carry the traffic from the Issued Phonecards and shall continue to provide Sellers with weekly statements of the actual cost of carrying such traffic calculated in accordance with the Service Agreement, dated December 21, 1999 entered into by Sellers and Purchaser (the "Service Agreement").

          (c) On the first Business day that is at least one hundred days after the Closing Date, Purchaser shall prepare a schedule of: (i) the actual weekly cost of carrying the traffic of Sellers' Issued Phonecards after the Closing through the date which is three months after the Closing Date (the "True-up Date")(the "Actual Cost of Servicing Issued Phonecards"); (ii) a comparison of each week's weekly cost of service to the prior week's weekly cost of service to arrive at a percent change in the weekly cost for each successive weekly period from the Closing Date through the True-up Date; (iii) the average weekly percent change for all weekly periods from the Closing Date through the True-up Date; and (iv) the Future Cost of Servicing Issued Phonecards defined as set forth below (collectively the "Schedule of Liability"). The Schedule of Liability shall be calculated in accordance with the Service Agreement and audited by Purchaser's independent certified public accountants. For purposes of the Schedule of Liability Costs, the Future Cost of Servicing the Issued Phonecards shall be arrived at by establishing estimated weekly costs for an additional 38 future weekly periods, by applying the average percent reduction in weekly cost, first to the weekly cost for the weekly period ending on the True-up Date to establish the deemed weekly cost for the first of the 38 future weekly periods, and thereafter applying the average percent reduction to the deemed future weekly costs for each of the 37 remaining future weekly periods. The sum of these deemed costs for the 38 future weekly periods shall be deemed to be the Future Cost of Servicing the Issued Phonecards (the "Future Cost of Servicing Issued Phonecards"). The Schedule of Liability shall be submitted to Sellers for their review. Sellers and their representatives shall have thirty
(30) days in which to review Purchaser's books and records, in an attempt to verify the Schedule of Liability provided by Purchaser. Unless, within thirty
(30) days of receipt of the Schedule of Liability, Sellers shall provide notice to Purchaser specifying objections to the Schedule of Liability, such Schedule shall be deemed final and adjustments in the Purchase Price shall be undertaken in accordance with the next paragraph of this Section 1.7. In the event Sellers shall timely provide such notice of objection, then Sellers and Purchaser shall in good faith hold discussions to resolve such dispute. If the dispute is not resolved in such discussions, then either party may submit such dispute to the Bankruptcy Court for its determination.

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

            (d) Immediately upon determination or agreement as to the Actual Cost of Servicing Issued Phonecards and the Future Cost of Servicing Issued Phonecards, Purchaser shall remit to Sellers the amount by which the sum of the Actual Cost of Servicing Issued Phonecards and the Future Cost of Servicing Issued Phonecards is less than the Estimated Cost of Servicing Issued Phonecards. The foregoing would be expressed as a formula as follows:

                      Est. Cost of Serv. Issued Phonecards
                    - Act. Cost of Serv. Issued Phonecards
                    - Future Cost of Servicing Issued Phonecards
                    --------------------------------------------
                      True-up Payment by Purchaser to Sellers



                                   ARTICLE II

                                   THE CLOSING

     Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers (Klehr, Harrison), 919 Market Street, Wilmington, Delaware, at 10:00 a.m. local time on the second Business Day after the Sale Order shall have been entered by the Bankruptcy Court and become a Final Order, or at such other time, day and place as shall be fixed by agreement among the parties (the date of the Closing being herein referred to as the "Closing Date"). The effective time of the Closing shall be deemed to be 12:01 a.m. local time on the Closing Date.

     Section 2.2 Deliveries at Closing.

           (a)   At the Closing, each of the Sellers shall deliver to the
Purchaser:

               (i) a duly executed bill of sale and such other duly executed instruments of conveyance, transfer and assignment as may be required to transfer to the Purchaser all of the Sellers' right, title and interest in and to the Assets, including but not limited to (A) applicable assignments of each lease as to real property leasehold interests held by Sellers, if made a part of the Assumed Contracts, each in a form and substance reasonably acceptable to the Purchaser,


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


          (B) applicable assignments of the Names and the other Intellectual Property and (C) applicable assignments of the Assumed Contracts, which assignments shall include any consents of third parties required to assign such Assumed Contracts to the Purchaser, each in a form and substance reasonably acceptable to the Purchaser;

               (ii) a Certificate of such Seller certifying as to the continued accuracy of the representations and warranties of the Sellers and compliance with the covenants and conditions precedent to the Closing which are incumbent upon the Sellers;

               (iii) a Certificate of the Corporate Secretary of each Seller certifying copies of its Board of Directors consents and/or meeting minutes evidencing authorization of the transactions contemplated herein;

               (iv) an Incumbency Certificate certifying as to the authority of such Seller's signatories to sign on behalf of Seller;

               (v) a Company Disclosure Letter that is updated as of the Closing Date; and

               (vi) the Sale Order.

         (b)   At the Closing, Purchaser shall deliver to the Sellers:

               (i) such duly executed instruments as may be required to effectuate the assumption by the Purchaser of the Assumed Liabilities, including liabilities under the Assumed Contracts, and such other duly executed documents and certificates as may be required to be delivered by the Purchaser pursuant to the terms of this Agreement;

               (ii) the payments and deliveries required pursuant to Section
          1.5;

               (iii) a Certificate of the Corporate Secretary of the Purchaser certifying copies of the Board of Directors' consents and/or meeting minutes evidencing authorization of the transactions contemplated herein;

               (iv) an Incumbency Certificate certifying as to the authority of the Purchaser's signatories to sign on behalf of the Purchaser; and

               (v) a Purchaser Disclosure Letter that is updated as of the Closing Date.

         (c) At Closing, the obligations for payment of all real estate Taxes and assessments with respect to the real property for the taxable period beginning before and ending after the Closing Date shall be apportioned between the Sellers and the Purchaser as of the Closing Date in accordance with Section 164(d) of the Code. All personal property, motor vehicle (including road use) and ad valorem Taxes levied or imposed upon the Assets by any governmental



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authority for the taxable period beginning before and ending after the Closing
Date shall be apportioned or prorated on a per diem basis between Sellers and Purchaser as of 11:59 p.m., E.S.T., on the day before the Closing Date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of Taxes assessed for the prior taxable period. Except as set forth below, no proration shall be made for utility charges including, without limitation, water, wastewater, gas and electricity. Sellers shall terminate Sellers' accounts relating to the Business and the Assets being acquired by Purchaser hereunder (but where Purchaser has made arrangements to retain the service, Sellers shall not terminate the service itself) with the providers of all such services as of the Closing Date, unless made a part of the Assumed Contracts. Sellers shall not be required to terminate any accounts relating to the Excluded Assets. Prior to the Closing Date, the Purchaser shall make application to the service providers for the continuation of such services in the name of the Purchaser. It is anticipated that, in connection with all such utility services, the meters will be read on or about the Closing Date, and Sellers shall be responsible for paying the bills for such services on or prior to the Closing Date and the Purchaser shall be responsible for the payment of all such bills occurring after the Closing Date. If any such accounts are not paid in full and terminated, they shall be prorated as of the Closing Date with the Sellers being charged and credited for all of the same up to such date and for all prior months during the Sellers' ownership and the Purchaser being charged and credited for all of the same on or after such date. If all amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the prior month's bill. Except for those instances in which the Sellers have not paid a utility account in full and terminated such account, in which case any deposit held by the applicable utility service provider shall be first applied to any outstanding amounts due and owing and any balance remaining shall then be returned to the Sellers, the Sellers shall keep and retain all rights to any deposits held by any utility service providers. The provisions of this subsection shall survive the Closing.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Except as otherwise disclosed to the Purchaser in a schedule attached hereto and made a part hereof (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the "Company Disclosure Letter"), the Sellers jointly and severally represent and warrant to the Purchaser as follows:

     Section 3.1 Organization. Each of the Sellers is a corporation or limited partnership validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of the Sellers is duly qualified as a foreign corporation or limited partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Company Material Adverse Effect. None of the Sellers has any interest in any subsidiary or other entity which is not a Seller and which owns or has any interest in any of the Assets or any other property or assets necessary for the conduct of the Business.

     Section 3.2 Authority Relative to this Agreement. Subject to the approval of the Bankruptcy Court, each of the Sellers has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by each of the Sellers and the consummation by each of the Sellers of the transactions contemplated hereby have been authorized by the written consent of the Board of Directors and shareholders or General Partner of such Seller as the case may be. Subject to the entry by the Bankruptcy Court of the Sale Order in the Chapter 11 Cases, this Agreement has been duly and validly executed and delivered by each of the Sellers and (assuming this Agreement constitutes a valid and binding obligation of the Purchaser) constitutes a valid and binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its terms subject to general equitable principles.

     Section 3.3 Consents and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any United States or foreign federal, state, county, municipal or other governmental or regulatory authority or other Person is required to be made or obtained by any Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court, (b) for consents, approvals, authorizations, declarations or filings identified in Section 3.3 of the Company Disclosure Letter, including with respect to the transfer of any Company Permits to the Purchaser, and (c) for consents, approvals, authorizations, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a Company Material Adverse Effect. The items described in clauses (a) and (b) of this Section 3.3 are hereinafter referred to as the "Governmental Requirements."

     Section 3.4 No Violations. Assuming that the consents, approvals, authorizations, declarations and filings referred to in Section 3.3 have been made or obtained and shall remain in full force and effect, neither the execution, delivery or performance of this Agreement by any of the Sellers, nor the consummation by any of the Sellers of the transactions contemplated hereby, nor compliance by any of the Sellers with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate or articles of incorporation, as the case may be, or bylaws of any of the Sellers,
(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, Contract (including any of the Assumed Contracts) or other instrument or obligation to which a Seller is a party or by which a Seller's properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to a Seller or a Seller's properties or assets,
(d) result in the creation or imposition of any Encumbrance on any property or asset of a Seller, or (e) cause the suspension or revocation of any Company Permit necessary for any Seller to conduct its business as currently conducted, except in the case of clauses (b), (c), (d) and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that (i) would not individually or in the aggregate have a Company Material Adverse Effect, (ii) are excused by or unenforceable as a result of the Sellers' filing of the Petitions and obtaining the Sale Order, or (iii) are set forth in Section 3.4 of the Company Disclosure Letter.

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     Section 3.5 Absence of Certain Changes; Events Subsequent to Filing of
Petitions. Except as set forth in Section 3.5 of the Company Disclosure Letter, since December 15, 1999, there has been no event or condition that has had (or is reasonably likely to result in) a Company Material Adverse Effect other than the filing of the Chapter 11 Cases and the Sellers have in all material respects conducted their businesses in the ordinary course of business consistent with past practice and have not taken any action since such date that, if taken after the date hereof, would violate Section 5.1 hereof. Since the Petition Date, (i) the Sellers have conducted their respective businesses and affairs in accordance with the requirements of the Bankruptcy Code and (ii) all acts or omissions of the Sellers outside the ordinary course of business have been described in
Section 3.5 of the Company Disclosure Letter.

     Section 3.6 Litigation. Except as disclosed in Section 3.6 of the Company Disclosure Letter, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of the Company, threatened against or affecting the Sellers, the outcome of which, in the reasonable judgment of the Company, is likely individually or in the aggregate to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Sellers having, or that insofar as can reasonably be foreseen in the future may have, a Company Material Adverse Effect. None of the matters disclosed in Section 3.6 of the Company Disclosure Letter is a claim for personal injuries.

     Section 3.7 Absence of Undisclosed Liabilities. Except for (i) liabilities or obligations accrued or reserved against in the Sellers' books and records and
(ii) liabilities or obligations disclosed in Section 3.7 of the Company Disclosure Letter, the Sellers do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise, asserted or unasserted, known or unknown) which singly or in the aggregate constitute or are reasonably likely to result in a Company Material Adverse Effect.

     Section 3.8 No Default. Except for any default caused by reason of the filing of the Petitions and, except as set forth in Section 3.8 of the Company Disclosure Letter, no Seller is in violation or breach of, or default under (and no event has occurred that with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of (a) its articles or certificate of incorporation, as the case may be, or bylaws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, Contract (including any Assumed Contracts) or other instrument or obligation to which a Seller is a party or by which a Seller's properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to a Seller or a Seller's properties or assets, or (d) any Company Permit necessary for a Seller to conduct its business as currently conducted, except in the case of clauses
(b), (c) and (d) above for breaches, defaults or violations that (i) would not individually or in the aggregate have a Company Material Adverse Effect or (ii) are excused by or unenforceable as a result of the Sellers' filing of the Petitions.

     Section 3.9 No Violation of Law. Except as disclosed in Section 3.9 of the Company Disclosure Letter, no Seller is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations, which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.9 of the Company Disclosure Letter, as of the date of this Agreement, no investigation or review by any governmental or regulatory body or authority is pending or, to the best knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Company Material Adverse Effect, and the Sellers have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents, and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect. The Sellers are not in violation of the terms of any Company Permit, except for delays in filing reports or violations, which, in either case, individually or in the aggregate, would not have a Company Material Adverse Effect.

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     Section 3.10 Title and Condition to Property.

           (a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter and except for matters that would not, individually or in the aggregate, reasonably be expected to constitute or give rise to a Company Material Adverse Effect:

               (i) except as set forth in Schedule 3.10(a)(i) of the Company Disclosure Letter, the Sellers have good and valid title to the Assets and all such Assets will be conveyed to the Purchaser on the Closing Date in good working condition and free and clear of any and all mortgages, pledges, liens, charges, encumbrances, defects, judgments, abstracts, security interests, claims, options and restrictions of all kinds (collectively, "Encumbrances");

               (ii) all real estate or equipment or other tangible personal property constituting any part of the Assets that is used or held by the Sellers pursuant to any lease or other contractual arrangement other than by ownership is designated in Section 3.10(a)(ii) of the Company Disclosure Letter, and no Seller has incurred any liability which could result in a mechanic's or other similar lien being filed against any such real estate, equipment or other property;

               (iii) Sellers have valid leasehold interests in, or have other valid contractual rights to use, all of the Assets being acquired by Purchaser hereunder of the type described in Section 3.10(a)(ii);

               (iv) Sellers are in peaceful and undisturbed possession of the space or estate under the leases or other agreements under which they are tenants or entitled to use the properties of a type described in
          Section 3.10(a)(ii);

               (v) As to all properties being acquired by Purchaser hereunder of the type described in Section 3.10(a)(ii) above, either (A) Sellers are in no respect in default or delinquent in performing their obligations under such leases or other agreements, or (B) any such default or delinquency will be fully cured, or otherwise may not be asserted against Purchaser or the Assets, as a result of the entry by the Bankruptcy Court of the Sale Order, such that Sellers' rights in and under all such leases or other agreements shall vest in Purchaser upon the Closing without reversion or diminution; and

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               (vi) Sellers have good and valid rights of ingress and egress to and from all the real property owned or leased by them and constituting part of the Assets being sold from and to the public street systems for all usual street, road, and utility purposes.

         (b) The Assets include, without limitation, all real property interests and related rights and interests and all personal property and other assets and rights of any kind, both tangible and intangible, that are, either individually or in the aggregate, material to the conduct of the Business as it was conducted by the Sellers for the sixty (60) day period prior to the Petition Date. The Assets, both tangible and intangible, whether owned or leased, are in normal operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used, and such Assets conform to all applicable laws, ordinances and regulations.

     Section 3.11 Brokers. Except as set forth in Section 3.11 of the Company Disclosure Letter, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any of the Sellers in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

     Section 3.12 Contracts. Section 3.12 of the Company Disclosure Letter contains a complete and accurate list of all written Contracts and oral contracts for which Sellers have had more than $500,000 in revenue during 1999, related to the Business or by which any of the Assets is subject or bound including without limitation those meeting any of the descriptions set forth below:

               (a) any lease for switches or any other machinery, equipment or other personal property involving payment of aggregate rentals in excess of five thousand dollars ($5,000);

               (b) any Contract for the purchase of any materials or supplies or services in excess of five thousand dollars ($5,000) except those incurred in the ordinary course of business and having a term of one year or less;

               (c) any Contract for the purchase of equipment or any construction or other similar agreement involving any expenditure in excess of five thousand dollars ($5,000);

               (d) any purchase order, agreement or commitment obligating the Sellers to sell or deliver any products or services (i) at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service; or (ii) for more than five thousand dollars ($5,000) to any one customer or related group of customers;

               (e) any instrument evidencing or related to indebtedness, obligation or liability for borrowed money (irrespective of amount), or any liability for the deferred purchase price of property (excluding normal trade payables arising out of the ordinary course of business), or any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any indebtedness, obligation or liability, none of which shall be included among the Assumed Contracts;

               (f) any joint venture, partnership or other cooperative arrangement or any other agreement involving a sharing of profits with any other Person;

               (g) any sales agency, brokerage, license, royalty, distribution or similar contract, as well as a listing of all agreements or relationships with any distributor, designer, consultant, agent or other representative anywhere, who is entitled to fees, commissions, royalties or any other payments, for the right to manufacture, design, sell or distribute any products currently manufactured, designed, sold or distributed by the Sellers;

               (h) any deed, lease, agreement or other instrument pursuant to which the Sellers derive their right, title and interest in or to any material portions of their real properties or to any material rights of way or other means of access to their real properties;

               (i) any employment, consulting or similar Contract; any sales or commission agent Contract; any Employee Benefit Plans; and any other written plan, Contract or policy for officers, directors, consultants or employees with respect to salaries, insurance, bonuses, incentive compensation, pensions, deferred compensation, hospitalization, retirement payments, profit sharing, paid vacations or other benefits;

               (j) any Contract with any labor union;

               (k) any Contract which requires the consent of any Person not a party hereto for the consummation of the transactions contemplated by this Agreement;

               (l) any Contract upon which the Business of the Sellers is materially dependent including without limitation licenses or leases for the use of software programs and databases used for customer billing or switch operations;

               (m) any Contract pursuant to which Sellers have access to the telephone or other communications network (whether voice, data or video) of another Person and any contracts for the resale of any network capacity of Sellers; and

               (n) any other Contract related to the Business (other than Contracts excluded by an express exception from the descriptions set forth above) which (i) provides for payment or performance by either party thereto having an aggregate value of five thousand dollars ($5,000) or more or (ii) otherwise is or could reasonably be expected to be material to the Business.

True and complete copies of each such written Contract (or written summaries of the terms of any such Contract) listed pursuant to (a) through (n) above have been or will be made available to the Purchaser on or prior to 5:00 p.m., Eastern time, January 31, 2000. Except as set forth in Section 3.12 of the Company Disclosure Letter, all of the Contracts are in full force and effect, no defaults on the part of any Seller or, to the knowledge of the Sellers, any other party thereto exist under any of the Contracts and the Sellers have not received notice, nor do they otherwise have knowledge, that any party to any such Contract intends to cancel, terminate, or refuse to renew such Contract or to exercise or decline to exercise any option or right thereunder. Sellers do not have any reason to expect that any material change will occur (whether as a result of the sale of the Assets to the Purchaser or otherwise) in the goodwill or relationships of the Sellers with their customers or suppliers, or in the level of their customer accounts, that would have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.13 Intellectual Property and Other Intangible Property.

          (a) Section 3.13 of the Company Disclosure Letter sets forth a complete and correct list of all of Sellers' material Intellectual Property used in the Business. Sellers own or have the right to use, pursuant to license, sublicense, Contract or permission, all of the Intellectual Property and other intangible assets materially necessary for the operation of the Business as it is currently being conducted. Sellers have provided the Purchaser with access to copies of any of the Intellectual Property as requested by the Purchaser.
Section 3.13(a) of the Company Disclosure Letter separately identifies each item of Intellectual Property that any third party owns and that Sellers use pursuant to license, sublicense, Contract or permission and describes such relationship and lists such third party. Sellers have supplied the Purchaser with correct and complete copies of all such licenses, sublicenses, Contracts and permissions (as amended to date), and all of the Intellectual Property will be assigned to the Purchaser at Closing.

          (b) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, (i) no proceedings have been instituted, nor to the knowledge of Sellers are any pending or threatened, which challenge any rights in respect of the Intellectual Property or any other intangible property of Sellers or the validity thereof; (ii) Sellers' use of any such rights and the operation of the Business as it is currently conducted does not infringe upon the Intellectual Property or other proprietary rights of any Person, nor to the knowledge of Sellers do any facts exist which indicate a likelihood of any infringement or mis appropriation by, or conflict with, any Person with respect to such rights;
(iii) Sellers have not infringed upon, misappropriated or otherwise conflicted with any proprietary rights of any Persons, nor are Sellers aware of any such infringement, misappropriation or conflict which will occur as a result of the transactions contemplated herein; and (iv) each item of Intellectual Property and any other intangible property owned or used by Sellers immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

     Section 3.14 Employee Plans; Labor Matters. Except as set forth in Section
3.14 of the Company Disclosure Letter:

          (a) The Sellers do not maintain any "employee benefit plans" and "employee welfare plans," as defined in Sections 3(1) and 3(3) of ERISA and have not maintained, contributed to, been required to contribute to, or been a party to or a participating employer in, any "employee pension benefit plan," as defined in Section 3(2) of ERISA, including any multiemployer employee pension benefit plan (the "Employee Benefit Plans"). The Sellers are not parties to any collective bargaining or other labor agreements.

          (b) The Employee Benefit Plans (i) are qualified to the extent required by law under Section 401 of the Internal Revenue Code of 1986, as amended and to the best knowledge of Sellers there exists no fact which would adversely affect the qualified status of any such Employee Benefit Plan; (ii) have been operated and administered in all material respects in accordance with ERISA, the Internal Revenue Code and all other applicable law; (iii) have not engaged in any transactions (as such term is defined for purposes of ERISA and the Internal Revenue Code); (iv) have not, since the last annual report filed, been amended so as to materially increase benefits thereunder or experienced a material increase (more than 20%) in the number of participants covered thereunder; and (v) if terminated on the date hereof, would not give rise to liability under Title IV of ERISA.

          (c) Each Seller, at all times, has complied with all applicable provisions of the Employee Benefit Plans and is not in default thereunder. Full payment has been made of all amounts which any Seller is required to pay under the terms of each of the Employee Benefit Plans as a contribution or premium to or in respect of such plans as of the last day of the most recent fiscal year of each of the Employee Benefit Plans ended prior to the date of this Agreement, any such contribution has been accrued as a liability on the books of the Sellers and none of the Employee Benefit Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived with respect to the most recent fiscal year of each of the Employee Benefit Plans ended prior to the date of this Agreement.

          (d) There are no pending, anticipated or, to Sellers' knowledge, threatened claims against or otherwise involving any of the Employee Benefit Plans, or any fiduciary thereof, by or on behalf of such plans, any employee or beneficiary covered under the plans or otherwise involving the plans (other than routine claims for benefits). There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any plan or any fiduciary thereof.

          (e) None of the Sellers has ever experienced a strike or other similar collective labor dispute. The Sellers' relations with their employees are satisfactory.

     Section 3.15 Environmental Matters; Health and Safety and Other Laws. Except as set forth in Section 3.15 of the Company Disclosure Letter, the Sellers are, and on the Closing Date will be, in material compliance with all federal, state and local laws, regulations, permits, orders and decrees, including those relating to protection of the environment and employee health and safety ("Applicable Requirements"). The Sellers have not received any written notice to the effect that their operations are not in compliance with any of the Applicable Requirements or the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or other substance (including petroleum products) into the environment and no Seller knows of any facts which could constitute the basis for any thereof.

     Section 3.16 Records. The books and records, correspondence, employment records and files of or relating to the Business and the Assets are, and on the Closing Date will be, complete and correct in all material respects, and there have been, and will be, no material transactions which are required to be set forth therein which have not been so set forth.

     Section 3.17 Disclosure. The representations and warranties of Sellers contained in this Agreement, the Company Disclosure Letter, each exhibit, each schedule and certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated herein are accurate, correct and complete in all material respects, do not contain any untrue statement of a material fact or, in light of the circumstances in which made, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

     Section 3.18 SEC Filings. None of the Sellers is required to file any forms, reports or other documents with the SEC. However, the parent of certain of the Sellers is a public company and intends to make all necessary filings with the with the SEC.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     Except as otherwise disclosed to the Sellers in a schedule annexed hereto (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the "Purchaser Disclosure Letter"), the Purchaser represents and warrants to the Sellers as follows:

     Section 4.1 Organization. The Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted.

     Section 4.2 Authority Relative to this Agreement. The Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate actions. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitutes a valid and binding obligation of the Sellers) constitutes a valid and binding agreement of each of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     Section 4.3 Consents and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any United States or foreign federal, state, county, municipal or other governmental or regulatory authority or other Person is required to be made or obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for consents, approvals, authorizations, declarations, or filings, or registrations, which, if not obtained, would not, individually or in the aggregate, materially impair the ability of the Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby (a "Purchaser Material Adverse Effect").

     Section 4.4 No Violations. Assuming that the consents, approvals, authorizations, declarations, and filings referred to in Section 4.3 have been made or obtained and shall remain in full force and effect, neither the execution, delivery or performance of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles or certificate of incorporation, as the case may be, or bylaws of the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or the Purchaser's properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Purchaser or the Purchaser's properties or assets, (d) result in the creation or imposition of any Encumbrance on any asset of the Purchaser, or (e) cause the suspension or revocation of any permit, license, governmental authorization, consent, or approval necessary for the Purchaser to conduct its business as currently conducted, except in the case of clauses (b), (c), (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that would not individually or in the aggregate have a Purchaser Material Adverse Effect or except as set forth in Section 4.4 of the Purchaser Disclosure Letter.

                                    ARTICLE V

                                    COVENANTS

     Section 5.1 Conduct of Business by the Sellers Pending the Closing. Subject to any obligations or fiduciary duties of any Seller as a debtor or debtor-in possession under the Bankruptcy Code, or to any order of the Bankruptcy Court not sought by the Sellers, the Sellers shall, from the date hereof until the Closing Date, conduct their businesses in the ordinary course of business consistent with past practice, including, without limitation, meeting their obligations as they become due and fulfilling their commitments to customers. The Sellers shall also preserve intact their respective business organizations and the level of their customers accounts, keep available the services of those of their officers, employees and consultants who are integral to the operation of their businesses as presently conducted and preserve their present relationships with significant customers, significant suppliers and with other persons with whom they have significant business relations.

     Section 5.2 Public Announcements. Prior to filing the Sale Motion, the Purchaser and the Company shall consult with each other before any party hereto issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, and no party shall issue any such press release or make any such public statement prior to such consultation except as may be required, upon the advice of counsel, by applicable law or requirements of the Securities Act, the Exchange Act, Nasdaq, the New York Stock Exchange or any other national securities exchange, in which case the parties shall use their reasonable efforts to consult with each other prior to issuing such a release or making such a public statement. Notwithstanding the foregoing, prior to filing the Sale Motion, the Company may deliver (i) a redacted copy of this Agreement which does not make reference to the name of the Purchaser to the Committee, if one is formed, and (ii) a complete copy of this Agreement to any lender considering providing debtor-in-possession financing to the Sellers upon receipt by Sellers of a confidentiality agreement satisfactory to them executed by such lender. Upon filing of the Sale motion, Purchaser and Sellers each shall issue a press release in the respective forms of Exhibits B and C hereto.

     Section 5.3 Bankruptcy Court Actions -- Overbid Procedures Motion. The Purchaser and the Sellers acknowledge that this Agreement is the culmination of an extensive process undertaken by the Sellers to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best purchase price for the assets of the Sellers while assuming or otherwise satisfying relevant liabilities in order to maximize value for the Sellers' constituents. The parties also acknowledge that, under the Bankruptcy Code, the Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest and best price possible for the Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Business to responsible bidders subject to appropriate confidentiality agreements, entertaining higher and better offers from responsible bidders, and, if necessary, conducting an auction. To facilitate the foregoing, the Sellers shall, within two Business Days after Sellers shall have executed this Agreement and received from Purchaser the list of Identified Contracts, file a motion (the "Overbid Procedures Motion") (and seek expedited and emergency consideration of such motion by the Bankruptcy Court) seeking the entry of an order (the "Overbid Procedures Order") providing for procedures substantially similar to the following procedures:

          (a) The Sellers may give notice of the transactions contemplated by this Agreement and of the auction procedure described in the Overbid Procedures Order to all Persons whom have expressed interest in the Sellers assets and to whom Sellers sent notice of the fact the Sellers were seeking to sell some or all of their assets and shall give notice to such other Persons and in such manner as the Bankruptcy Court shall direct. Sellers may inform potential bidders only of the name and telephone number of other potential bidders that have contacted Sellers and indicated an interest in purchasing all or some of the Assets without disclosing any other information.

          (b) At 10:00 a.m., E.S.T., on the second Business Day before the date set for hearing on the motion for approval of the transactions contemplated by this Agreement (the "363 Hearing"), Sellers shall hold an auction at the Wilmington, Delaware offices of Klehr Harrison, counsel for the Sellers (the "Auction"). The following procedures shall be in effect at the Auction:

               (i) In order for a Person or group of Persons to make a bid at the Auction, it or they shall, one Business Day before the Auction (the third Business Day before the 363 Hearing), provide to Sellers or their counsel, with (x) appropriate evidence of its or their financial ability to consummate the transactions contemplated by its or their bid on or prior to the Closing Date and (y) a certified or bank check payable to the Seller, Global Link, on behalf of all of the Sellers, as a good faith deposit in the amount of at least $250,000 (the "Bidder Deposit") and (z) their bids, in writing, to purchase the Assets pursuant to the terms of this Agreement;

               (ii) prior to the Auction, Sellers shall determine whether there is a bid or combination of bids (collectively, an "Overbid") for the Assets of not less than $250,000 in excess of the Purchase Price (the "Upset Price"), after consideration of all contingencies, adjustments and liabilities being assumed, which bid or bids Sellers wish to accept. Any such Overbid must provide for sufficient cash at Closing to payoff, in full, any amount due, including interest and fees, under any Debtor in Possession Financing and post-petition first priority security interests approved by the Bankruptcy Court ;

               (iii) If Sellers determine there is such an Overbid, at the Auction Sellers shall announce the amount of such Overbid and the names of the bidder or bidders;

               (iv) at the Auction, Sellers shall then ask whether any other Person wishes to make a further bid, which must be at least $100,000 more than the then announced Overbid. If a Person makes such a bid, the auction shall continue in the same manner until there is no further bid (or combination of bids) topping the previous bid (or combination of bids) by at least $100,000;

               (v) The Purchaser or the highest bidder (or combination of bidders) (as determined by the Sellers) shall be the successful purchaser(s), subject to the approval of the Bankruptcy Court at the 363 Hearing;

         (c) If Purchaser is not the successful bidder at the Auction, Purchaser shall be entitled to an upset fee of $75,000, plus its actual costs incurred for attorneys, accountants and travel expenses up to $25,000 (the "Break-up Fee"). The Break-up Fee shall be allowed as an administrative expense claim in the Sellers Chapter 11 Cases pursuant to 11.U.S.C. ss.503(b) as an actual, necessary expense to preserve the value of the bankruptcy estates. The Sellers acknowledge that the receipt of the offer herein provides significant benefit to the Chapter 11 Cases in maximizing value to the estates, by, among other things, serving as the catalyst for any competing higher bids under the auction process set forth in this Agreement.

         (d) Purchaser shall be deemed a party in interest with standing to appear and be heard in connection with any motion, hearing, or other proceeding relating to this Agreement or any overbid.

     Section 5.4 Bankruptcy Actions -- Sale Motion.

        (a) No later than two Business Days after filing the Overbid Procedures Motion, Sellers will file with the Bankruptcy Court a motion, supporting papers, and a form of Sale Order, all in form and substance reasonably satisfactory to Purchaser, seeking the Bankruptcy Court's approval of this Agreement, the Sellers' performance under this Agreement, and the sale and assignment of the Assets, the assumption of the Assumed Liabilities and the assumption and assignment of the Assumed Contracts to the Purchaser pursuant to, inter alia, Sections 105, 363(b), 363(f) and 365 of the Bankruptcy Code, made returnable not more than thirty (30) days after filing of such motion (or if the thirtieth day thereafter is not a Business Day, on the next succeeding Business Day) (the "Sale Motion").

        (b) The Sellers will provide the Purchaser with copies of all motions, applications, and supporting papers prepared by the Sellers (including forms of orders and notices to interested parties) relating in any way to Purchaser or the transactions contemplated by this Agreement as far in advance as practicable prior to the service and filing thereof in the Chapter 11 Cases.

        (c) The Sellers shall promptly give appropriate notice in accordance with Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure and any order of the Bankruptcy Court, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings, or other proceedings relating to this Agreement or the transactions contemplated hereby.

     Section 5.6 Tax Returns and Filings; Payment of Taxes. Sellers shall prepare all Tax Returns of Sellers or with respect to the Assets and Business for periods ending on or prior to the Closing Date. Sellers shall be responsible for paying all Taxes of Sellers or with respect to the Assets for periods ending on or prior to the Closing Date. All sales, gross receipts, transfer, filing, recordation and similar Taxes and fees (including all real estate transfer and gains Taxes and conveyance and recording fees, if any), and all stamp Taxes, registration Taxes, excise Taxes, duties or other charges arising from or associated with the sale and transfer of the Assets as contemplated herein shall be paid by the Purchaser.

     Section 5.7 Notification of Certain Matters. Each of the Sellers and the Purchaser shall give prompt notice to the other of the following:

        (a) the occurrence or non-occurrence after the date hereof of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty of such party contained in this Agreement to be or become untrue or inaccurate in any material respect at any time from the date hereof through the Closing, or (ii) directly or indirectly, a Company Material Adverse Effect with respect to the Sellers or a Purchaser Material Adverse Effect with respect to the Purchaser, as the case may be;

        (b) any material failure of such party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

        (c) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date hereof and prior to the Closing Date, under any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, Contract (including any Assumed Contract), lease, commitment or other instrument or obligation material to the financial condition, properties, businesses or results of operations of it taken as a whole to which it is a party or is subject;

        (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and

        (e) any objection to the motions to approve the Overbid Procedures Order or to approve the transactions contemplated by this Agreement or the initiation of any legal action or proceeding with respect to the transactions contemplated by this Agreement, including any motion to require Sellers to assume or reject executory contracts; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice hereunder.


     Section 5.8 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals in connection with the Governmental Requirements and to effect all necessary registrations and filings.

     Section 5.9 Satisfaction or Discharge of Encumbrances. Between the date hereof and the Closing, the Sellers shall take all actions necessary, including transferring the Encumbrances to the proceeds of sale or the payment of money, to satisfy or discharge all Encumbrances on the Assets so that, at the Closing, the Assets are transferred to the Purchaser free and clear of all Encumbrances.

     Section 5.10 Assumption of Contracts.

        (a) Not later than two Business Days prior to filing the Overbid Procedures Motion, the Purchaser shall notify the Sellers in writing as to any executory contracts that Purchaser wishes to assume at Closing (the "Identified Contracts"). Sellers will set forth the amount Sellers believe is the amount required to cure defaults or pay damages, as provided in ss.365 of the Bankruptcy Code, for each such contract (the "Stated Cure Amount"). If a party to an Assumed Contract fails to object to the Sellers' Stated Cure Amount, such amount shall be considered the Actual Cure Amount. If a party to an Assumed Contract has objected to the Sellers' Stated Cure Amount and alleged a different cure amount (the "Alleged Cure Amount"), then Sellers shall present the dispute as to Actual Cure Amount to the Bankruptcy Court for determination. To the extent that the Stated Cure Amounts, Actual Cure Amounts and/or Alleged Cure Amounts, in the aggregate, exceed $50,000, Sellers shall not be required to assume and assign any contracts that would cause the Cure Amount to exceed $50,000. However, notwithstanding the foregoing, Purchaser may (but shall not be required to) pay such Actual Cure Amounts in excess of $50,000, in which event, Sellers shall assume and assign such contracts to Purchaser.

        (b) Notwithstanding the foregoing, in order to permit the Purchaser to enforce the Restrictive Covenant contained in Section 6.2 of the Merger Agreement, Sellers shall assume and assign or cause to be assigned to Purchaser, and Purchaser shall assume the rights and obligations under the following agreements (as modified in accordance with the Agreement Regarding The Assignment of Contracts, Cure Amounts and Related Matters, annexed hereto as Exhibit __): (i) Merger and Reorganization Agreement, dated as of January 31, 1998, among Global Telecommunication Solutions, Inc., Networks Acquisition Corp., Networks Around the World, Inc., Randolph Cherkas and Gary Liguori, (ii) Non-Negotiable Promissory Note, dated January 31, 1998, in the amount of $900,000 payable to Randolph Cherkas, executed by Global Telecommunication Solutions, Inc., (iii) Non-Negotiable Promissory Note, dated January 31, 1998, in the amount of $100,000 payable to Gary Liguori, executed by Global Telecommunication Solutions, Inc., (iv) Earn Out Agreement, dated as of January 31, 1998 among Global Telecommunication Solutions, Inc. and Randolph Cherkas,
(v) Employment Agreement, dated January 31, 1998, between Global Telecommunication Solutions, Inc. and Randolph Cherkas, and (vi) Employment Agreement, dated January 31, 1998, between Global Telecommunication Solutions, Inc. and Gary Liguori. The contracts specifically identified in this Section 5.10(b), collectively shall be referred to as the "Conditional Contracts". Notwithstanding the provisions of Sections 1.5(a) and 1.5(b)(iv) hereof, the Sellers, not the Purchaser, shall be responsible to pay any Cure Amounts due under the Conditional Contracts. In addition, to the extent any payment obligations will come due under the Note payable to Cherkas, listed as (ii) above, the Note payable to Liguori, listed as (iii) above, or the Earn-out Agreement, listed as (iv) above, after Seller shall have assigned and Purchaser shall have assumed the Conditional Contracts, Purchaser shall be given a credit against the Purchase Price for the amount of such ongoing obligations at Closing.

        (c) Sellers also shall assign or cause to be assigned to Purchaser and Purchaser shall assume the rights and obligations under the lease for the Sellers' principal place of business located at 10 Stow Road, Suite 200, Marlton, New Jersey 08053.

        (d) The Identified Contracts, together with the Conditional Contracts, collectively shall be referred to as the "Assumed Contracts".

     Section 5.11 Designation of Assets. Not later than two Business Days prior to the filing of the Overbid Procedures Motion and the Sale Motion, Purchaser shall notify Sellers in writing whether it wishes not to acquire any specific Assets, in which event such designated items shall be deemed to be Excluded Assets for all purposes of this Agreement. Any designation pursuant to this
Section 5.11 shall not result in any adjustment to the Purchase Price.


                                   ARTICLE VI

                        ADDITIONAL POST-CLOSING COVENANTS

     Section 6.1 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Sellers and the Purchaser will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assumed Contracts and other Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser, including without limitation the filing with any state public utility commissions or other regulatory agencies of applications for nunc pro tunc approval of the transfers of the Assets (including Company Permits) and the Assumed Contracts from Sellers to Purchaser. If any of the Assumed Contracts requires the consent of any party thereto which is not obtained, the Sellers shall use their best efforts to otherwise provide the benefits of such Assumed Contract to the Purchaser. With respect to the books and records of the Sellers, the originals of which are to be retained by the Sellers hereunder, from time to time after the Closing Date, the Sellers shall, upon reasonable request of Purchaser, provide Purchaser with access to and/or copies of such books and records as may be reasonably requested and obtained without unreasonable efforts at no cost or expense to Sellers.

     Section 6.2 Third Party Rights. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Sellers or any other persons or entities (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third party beneficiary rights in any such persons or entities in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan except to the extent such obligations are specifically assumed.

     Section 6.3 Employment of the Sellers' Employees. Purchaser shall have the right, but not the obligation, to offer, effective as of the Closing, to hire any or all of Sellers' employees. Those employees to be given offers shall be listed in Section 6.3 of the Purchaser Disclosure Letter, which list shall be completed not later than three (3) Business Days prior to Closing and which list shall be mutually agreed upon by Sellers and Purchaser (the "Transferred Employees"). Sellers shall not unreasonably reject a request by the Purchaser to include an employee on the list comprising Section 6.3 of the Purchaser Disclosure Letter. Except as otherwise set forth in Section 6.3 of the Purchaser Disclosure Letter at such time, salaries of the Transferred Employees shall be on substantially equivalent terms as existed with Sellers as of the date hereof. All offers of employment to the Transferred Employees shall require that such Transferred Employee resign from their employment with Sellers immediately before the Closing (subject to the occurrence of the Closing). Sellers shall be obligated to pay any amounts due such employees relating to their employment by Sellers or the termination of such employment. Purchaser shall provide substantially similar medical benefits, including insurance, subject to applicable waiting periods, to the Transferred Employees that Purchaser provides to its other similarly situated employees.

     Section 6.4 Corporate Name.

        (a) Prior to the Closing, the Sellers will cooperate with the Purchaser to assist the Purchaser to qualify to do business in any jurisdiction with any consents to use of name that are necessary to so qualify with a corporate name containing the names "Global Link" or "GTS." Immediately after the Closing Date, the Sellers, at their sole cost and expense, shall promptly take all commercially reasonable actions (and shall make all filings with all government entities, including the applicable Secretaries of State) necessary to discontinue using the names "Global Link" or "GTS," respectively, or any confusingly similar names as part of the Sellers' corporate names. In connection therewith, Sellers will take such action as may be required to notify all the telephone companies and all listing agencies of the termination or expiration of Sellers' right to use any telephone number and any classified and other telephone directory listings associated with such Names and to authorize the transfer of the same to Purchaser (provided, that with respect to telephone numbers that Sellers have the right to use for the period specified in Section 6.5, Sellers shall not be required to take such action until after the expiration of such specified period).

        (b) Sellers hereby acknowledge that, from and after the Closing Date, Purchaser will be the owner of the Names and any goodwill established thereby shall inure to the exclusive benefit of the Purchaser. The Sellers further agree that after the Closing Date, the Sellers will not directly or indirectly at any time use any of the Names whether in connection with the Excluded Assets or Excluded Liabilities or otherwise, except that Sellers may, in winding up their affairs, state that they formerly were known by such Names.

     Section 6.5 Sellers' Right to Use Certain Assets to Wind Up Operations. For a period not to exceed twelve (12) months after the Closing Date, Purchaser shall permit Sellers to use the premises described in Section 6.5 of the Company Disclosure Letter (provided that such use shall not unreasonably interfere with Purchaser's use of such premises) and the furniture and fixtures and phone numbers listed in Section 6.5 of the Company Disclosure Letter solely for the purpose of winding up their operations; provided that during such period, Sellers shall pay all rental expenses and other expenses associated with the upkeep and maintenance of such premises, furniture and fixtures and phone numbers. Sellers may terminate such use at any time on thirty days' written notice to Purchaser.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     Section 7.1 Conditions Precedent to Obligation of the Sellers and the Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or mutual waiver) at or prior to the Closing Date of the following conditions:

        (a) no statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any federal or state court or governmental authority that materially prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement;

        (b) prior to entry of the Sale Order, no claim, action, suit, arbitration, inquiry proceeding, or investigation (each, an "Action") shall have been commenced by or before any United States federal, state, or local or any foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court tribunal or judicial or arbitral body against the Purchaser or the Sellers, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that, in the reasonable good faith determination of any party, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 7.1(b) shall not apply to any party that directly or indirectly solicited or encouraged any such Action; and

     (c) the Sale Order shall have been entered by the Bankruptcy Court and become a Final Order.

     Section 7.2 Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (which conditions may be waived by Sellers in Sellers' sole discretion):

        (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date;

        (b) with respect to those representations and warranties qualified by any materiality standard, the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects and, with respect to all other representations and warranties, such representations and warranties shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made at and as of such date; and

        (c) the Purchaser shall have delivered to the Sellers all items required to be delivered by them pursuant to Section 2.2.

     Section 7.3 Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (which conditions may be waived by Purchaser in Purchaser's sole discretion):

        (a) (i) the Sellers shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing Date and (ii) with respect to those representations and warranties qualified by any materiality standard, the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects and with respect to all other representations and warranties, such representations and warranties shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date;

        (b) the Business and the Assets shall not have been materially adversely affected in any way by any act of God, fire, flood, war, labor disturbance, material tax legislation enacted, loss of customers, sales representatives, suppliers or decline in business therewith having a Company Material Adverse Effect, or other material event or occurrence, and there shall have been no changes since the date of this Agreement including, but not limited to, any changes reflected by the updated Company Disclosure Letter that have had or may reasonably be expected to have a Company Material Adverse Effect; and

        (c) Sellers shall have delivered to the Purchaser all the items required to be delivered by them pursuant to Section 2.2.

                                                   ARTICLE VIII

                                        TERMINATION, AGREEMENT, AND WAIVER

     Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of Purchaser and Sellers.

     Section 8.2 Termination by Sellers. This Agreement may be terminated at any time on or prior to the Closing Date by the Sellers if:

        (a) a condition precedent to the obligations of the Sellers hereunder to be fulfilled by the Purchaser has not been fulfilled by the time stated herein for such condition to be fulfilled or, if no such time is stated, by March 15, 2000;

        (b) there has been a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of the Purchaser, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Sellers to the Purchaser;

        (c) the Sellers have withdrawn, modified, or changed in a manner adverse to the Purchaser its approval or recommendation of this Agreement in order to approve and permit the Sellers to execute a definitive agreement relating to an Overbid in accordance with Section 5.3 or an overbid procedures order entered by the Bankruptcy Court; or

        (d) the Closing does not occur by March 15, 2000, except if such failure is caused by Sellers' actions or inactions in breach of their obligations under this Agreement.

     Section 8.3 Termination by Purchaser. This Agreement may be terminated at any time on or prior to the Closing Date by Purchaser if:

        (a) a condition precedent to the obligations of the Purchaser hereunder to be fulfilled by the Sellers has not been fulfilled by the time stated herein for such condition to be fulfilled or, if no such time is stated, by March 15, 2000;

        (b) there has been a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of the Sellers resulting in a Company Material Adverse Effect, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Purchaser to the Sellers;

        (c) the Sellers have withdrawn, modified, or changed in a manner adverse to the Purchaser its approval or recommendation of this Agreement in order, or the Sellers otherwise determine, to approve and permit the Sellers to execute a definitive agreement relating to an Overbid in accordance with Section 5.3 or an overbid procedures order entered by the Bankruptcy Court;

        (d) since the date hereof, there have been one or more events causing a Company Material Adverse Effect; or

        (e) the Closing does not occur by March 15, 2000, except if such failure is caused by Purchaser's actions or inactions in breach of its obligations under this Agreement.

     Section 8.4 Effect of Termination and Abandonment. In the event of termination of the Agreement pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein there shall be no liability or obligation on the part of the Sellers, the Purchaser or their respective officers, directors, agents and attorneys, and all obligations of the parties shall terminate, except:

        (a) the obligations of the parties pursuant to Sections 5.2, 5.3, 8.4, 8.5, 9.5, 9.6, and 9.11 shall survive;

     (b) if this Agreement is terminated by the Sellers pursuant to Section 8.2(a), (b) or (d), Sellers shall receive a credit of $250,000 against amounts owed under the Service Agreement as liquidated damages (it being agreed that, in such event, it will not be possible to calculate Sellers' actual damages);

     (c) if this Agreement is terminated by Sellers pursuant to Section 8.2(c), Purchaser shall be entitled to the Break-up Fee set forth in Section 8.5 hereof; and

     (d) if this Agreement is terminated by Purchaser pursuant to Section 8.3(c), Purchaser shall be entitled to the Break-up Fee set forth in Section 8.5 hereof.

     Section 8.5 Upset Fee and Expense Reimbursement. Subject to Bankruptcy Court approval:

        (a) Sellers agree and acknowledge that Purchaser's negotiation and execution of the Agreement have resulted from a substantial investment of management time and have required significant commitment of financial and other resources by Purchaser, and that the negotiation and execution of this Agreement have provided value to Sellers. Therefore, the parties agree that in the event this Agreement is terminated pursuant to Sections 8.2(c) or 8.3(c), Purchaser shall be entitled to an Upset Fee and expense reimbursement (collectively "Break-up Fee") in the amount and to the extent approved by the Bankruptcy Court in the Overbid Procedures Order;

        (b) the obligations hereunder shall survive any termination of this Agreement, and shall constitute an administrative expense of Sellers under Sections 503(b) and 507(a)(1) of the Bankruptcy Code

        (c) Purchaser shall submit to Sellers an itemized statement reflecting such actual reasonable expenses. Within five days thereafter, Sellers shall make an Expense Reimbursement for any amounts not in dispute without further order of the Bankruptcy Court;

        (d) with respect to any amounts reasonably disputed by Sellers, Sellers and Purchaser shall, in good faith, cooperate with each other to reach an agreement as to the portion of such disputed amount with respect to which Purchaser will be entitled to reimbursement hereunder and, within five days after such agreement is reached, Sellers shall make an Expense Reimbursement for such amounts without further order of the Bankruptcy Court;

       (e) if the parties are unable, within thirty days, to resolve a dispute, either party may submit the dispute to the Bankruptcy Court for its determination.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 No Merger. The representations, warranties, covenants, and agreements contained in or made pursuant to this Agreement shall not merge, be extinguished or otherwise affected by the Closing, and all of such representations, warranties and agreements shall survive the Closing and continue for the period specified herein.

     Section 9.2 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  (a)      If to the Purchaser to:

                           JD Services, Inc.
                           1890 South 3850 West
                           Salt Lake City, Utah 84104
                           Attention:Gerald B. Ricks
                           Telecopier: (801)972-4487

                           with copies to

                           JD Services, Inc.
                           1890 South 3850 West
                           Salt Lake City, Utah 84104
                           Attention:Kirk Guinn, Esq.
                           Telecopier: (801)972-4487

                  (b)      If to the Sellers, to

                           Global Link Telecom Corporation
                           10 Stow Road -- Suite 200
                           Marlton, New Jersey 08053
                           Attention: Mr. Lee R. Montellaro
                           Telecopier: (856) 797-3449

                           with copies to

                           Betancourt, Van Hemmen & Greco
                           114 Maple Avenue
                           Red Bank, New Jersey 07701
                           Attention: John Greco, Esq.
                           Telecopier: (732) 530-4646

                                            and

                           Klehr, Harrison, Harvey,
                           Branzburg & Ellers
                           919 Market Street
                           Wilmington, Delaware
                           Attention: Joann B. Wills, Esq.
                           Telecopier: (302) 426-9193

     Section 9.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of this Agreement.

     Section 9.4 Entire Agreement; Assignment.

        (a) This Agreement (including the Exhibits, if any, the Purchaser Disclosure Letter, the Company Disclosure Letter, and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto.

        (b) The rights and obligations of the Purchaser under this Agreement with respect to any specified Assets may be assigned by the Purchaser to any third party, subject to the assumption by such assignee of the obligations of the Purchaser hereunder with respect to such specified Assets. After any such assignment, the assignee shall be deemed to be the Purchaser with respect to such specified Assets for all purposes of this Agreement. Notwithstanding the foregoing, any such assignment shall not release the Purchaser from any of its obligations hereunder.

     Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to submit to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Bankruptcy Court, and agrees not to plead or claim that such litigation brought in the Bankruptcy Court has been brought in an inconvenient forum.

     Section 9.6 Expenses. Except as set forth in Sections 5.6, 8.4 and 8.5, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     Section 9.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

     Section 9.8 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in instrument in writing signed on behalf of such party.

     Section 9.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be in original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

     Section 9.10 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, expressed or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Michigan, this being in addition to any other remedy to which they are entitled at law or in equity.

                                    ARTICLE X

                                   DEFINITIONS

     Section 10.1 Defined Terms. As used herein, the terms below shall have the following meanings.

         "Action" has the meaning set forth in Section 7.1(b).

         "Agreement" has the meaning set forth in the Preamble to this Agreement.

         "Assets" has the meaning set forth in Section 1.1.

         "Applicable Requirements" has the meaning set forth in Section 3.15.

         "Assumed Contracts" has the meaning set forth in Section 5.10.

         "Assumed Liabilities" has the meaning set forth in Section 1.3.

         "Auction" has the meaning set forth in Section 5.3(b).

         "Bankruptcy Code" has the meaning set forth in the Recitals to this Agreement.

         "Bankruptcy Court" has the meaning set forth in the Recitals to this Agreement.

         "Bidder Deposit" has the meaning set forth in Section 5.3(b).

         "Break-up Fee" has the meaning set forth in Section 8.5.

         "Business" has the meaning set forth in the Recitals to this Agreement.

         "Business Day" means a day other than Saturday or Sunday on which banks are not required or authorized to be closed in the City of New York, State of New York.

         "Chapter 11 Cases" has the meaning set forth in the Recitals to this Agreement.

         "Closing" has the meaning set forth in Section 2.1.

         "Closing Date" has the meaning set forth in Section 2.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" means the Official Committee of Unsecured Creditors of the Sellers appointed in the Chapter 11 Cases.

         "Company Disclosure Letter" has the meaning set forth in Article III.

         "Company Material Adverse Effect" means any events, conditions, or matters in respect of the Sellers, the Assets and the Assumed Liabilities (collectively, the "Acquired Businesses"), other than the filing of the Chapter 11 Cases, that in the aggregate taking into account all events, conditions or matters in respect of the Acquired Businesses (whether or not in connection with the same or any similar representation, warranty or matter) materially impair the ability of the Sellers to perform their obligations hereunder or to consummate the transactions contemplated hereby or which result in or are reasonably expected to result in a loss, cost, or charge to the Acquired Businesses not in the ordinary course of the Sellers' business which exceeds $1,000,000, provided, however, that any of the events, conditions or matters that exist on the date hereof and have been reflected in this Agreement or disclosed in the Company Disclosure Letter as presented on the date of this Agreement (in each case without taking into account any dollar threshold) shall not be deemed to constitute a Company Material Adverse Effect, except for and expressly excluding, however, those events, conditions or matters which were to be voided or otherwise made unenforceable against the Assets once the Assets were transferred to Purchaser pursuant to the Sale Order, but which events, conditions or matters have in fact not been voided or made unenforceable, in which case such events, conditions or matters shall be included in the determination of a Company Material Adverse Effect.

         "Company Permits" has the meaning set forth in Section 3.9.

         "Conditional Contracts" has the meaning set forth in Section 5.10.

         "Contract" means any contract, agreement, understanding or arrangement (whether written or oral) entered into by any of the Sellers and including all conditional and executory contracts, agreements, understandings and arrangements.

         "Cost of Servicing Issued Phonecards"  has the meaning set forth in
Section 1.5(b)(i).

         "Cure Amounts" has the meaning set forth in Section 5.10(a).

         "Employee Benefit Plans" has the meaning set forth in Section 3.14.

         "Encumbrances" has the meaning set forth in Section 3.10(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" has the meaning set forth in Section 1.2.

         "Excluded Liabilities" has the meaning set forth in Section 1.4.

         "Final Order" means an order of the Bankruptcy Court in the Chapter 11

Cases which (a) shall not have been reversed, stayed, modified or amended and with respect to which (i) the time to appeal from or seek review or rehearing of such order shall have expired; and (ii) no motion for rehearing, reconsideration, amendment or new trial is pending; or (b) with respect to the 363 Order, although subject to appeal, no stay of the order being appealed from has been obtained, whether by supersedeas bond, collateral security or otherwise.

         "Governmental Requirements" has the meaning set forth in Section 3.3.

         "Issued Phonecards" has the meaning set forth in Section 1.3.

         "Intellectual Property" means all United States (a) patents and patent applications (including reissues, divisions, continuations-in-part and extensions thereof), invention disclosures, inventions, know- how and improvements thereto; (b) trademarks, trade names, service marks, trade dress and logos and registrations and applications for registration thereof; (c) copyrights and registrations thereof; (d) software, programs, databases and the like; and (e) licenses of any of the foregoing.

         "Legal Proceeding" means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity before any court, governmental or regulatory body or authority.

         "Overbid" has the meaning set forth in Section 5.3.

         "Overbid Procedures Motion" has the meaning set forth in Section 5.3.

         "Overbid Procedures Order" has the meaning set forth in Section 5.3.

         "Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust or other entity.

         "Petition Date" means October 28, 1999, the date on which the Petitions were filed with the Bankruptcy Court.

         "Petitions" has the meaning set forth in the Recitals to this Agreement.

         "Purchase Price" has the meaning set forth in Section 1.5.

         "Purchaser" has the meaning set forth in the Preamble to this Agreement.

         "Purchaser Disclosure Letter" has the meaning set forth in Article IV.

         "Purchaser Material Adverse Effect" has the meaning set forth in
Section 4.3.

         "Sale Motion" has the meaning specified in Section 5.4.

         "Sale Order" means an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Purchaser and the Sellers, approving and authorizing the sale of the Business and the Assets, and approving the assumption and assignment of all Assumed Contracts by the Sellers to the Purchaser under this Agreement pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code.

                The Sale Order shall provide that: (a) this Agreement and the transactions contemplated herein, including the transfer of the Assets by the Sellers to the Purchaser as provided in this Agreement are approved and authorized; (b) the transfer of the Assets by Sellers to Purchaser is or will be a legal, valid, and effective transfer of the Assets notwithstanding any requirement for approval or consent by any entity (as defined in Section 101(15) of the Bankruptcy Code); (c) the transfer of the Assets by Sellers to Purchaser vests the Purchaser with good and indefeasible title to the Assets free and clear of all liens, claims and Encumbrances, except those expressly assumed by the Purchaser hereunder and any such liens or claims which existed prior to the Closing or which arise as a result of any Employee Benefit Plan shall attach to the Purchase Price paid to Sellers; and (d) the transfer of the Assets is in exchange for consideration being paid by the Purchaser that constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

                  The Sale Order shall further provide that (t) the Bankruptcy Court retains jurisdiction to enforce the provisions of this Agreement in all respects, including retaining jurisdiction to protect Purchaser against any of the Excluded Liabilities; (u) the transactions contemplated by this Agreement are undertaken by the Purchaser in good faith, as that term is used in Section 363(m) of the Bankruptcy Code, and the Purchaser is entitled to the rights and protection granted thereby; (v) there exist exigent business reasons for the sale of the Assets to the Purchaser; (w) the sale is in the best interests of the debtors' (Sellers') estates, their creditors, their Customers and their equity security holders and is otherwise in the public interest; (x) there has been such notice as is appropriate in the particular circumstances given to all parties required by law to receive notice of the sale and such opportunity for hearing as is appropriate in the particular circumstances; (y) the Business and the Assets have been adequately marketed and will lose value absent a sale; and
(z) all of the requirements of Section 363 of the Bankruptcy Code have been met.

                  The Sale Order also shall provide that (a) all defaults of Sellers under the Assumed Contracts arising prior to the Closing (without giving effect to any acceleration clauses or any default provisions in such contracts of a kind specified in Section 365(b)(2) of the Bankruptcy Code) have been cured or will be promptly cured by Sellers such that Purchaser shall have no liability or obligation with respect to any default or obligation payable prior to the Closing, except as may otherwise be specifically agreed as set forth in this Agreement; (b) any actual pecuniary loss resulting from a default by Sellers has been or will be promptly compensated by Sellers to the extent ordered by the Bankruptcy Court such that Purchaser shall have no liability or obligation with respect to any default or obligation incurred prior to the Closing; (c) the Purchaser has provided adequate assurance of future performance of the Assumed

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

Contracts within the meaning of Section 365(f)(2) of the Bankruptcy Code; and
(d) the Assumed Contracts (other than Excluded Liabilities) will be transferred to and remain in full force and effect for the benefit of the Purchaser, notwithstanding any provisions in such Assumed Contracts or in applicable law (including, without limitation, those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibit, restrict, or limit in any way such assignment or transfer.

                  In addition, the Sale Order shall not impose any material obligations on the Purchaser or Sellers not contemplated herein.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller"or "Sellers" have the meanings set forth in the Preamble to this Agreement.

         "Stated Cure Amount" has the meaning set forth in Section 5.10(a).

         "Tax" or "Taxes" means (a) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other taxes, charges, fees, registration fees, revenue permit fees, levies or other assessments whatsoever, including without limitation, gross receipts, franchise, profits, sales, use, occupation, value added, ad valorem, transfer, withholding, payroll employment, environmental, social security, disability, unemployment fund contributions, alternative or add-on minimum, estimated, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) above.

         "Tax Returns" means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

         "Transferred Employees" has the meaning set forth in Section 6.3.

         "Upset Price" has the meaning set forth in Section 5.3(b).

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

         "363 Hearing" has the meaning set forth in Section 5.3.

         IN WITNESS WHEREOF, the Sellers and Purchaser have caused this Agreement to be executed on their behalf by their officers thereunder duly authorized, as of the date first above written.

                                         PURCHASER:

                                         JD SERVICES, INC.

                                             /s/ Gerald B. Ricks
                                         By:__________________________
                                         Name:   Gerald B. Ricks
                                         Title:  CEO

SELLERS:

GLOBAL LINK TELECOM CORPORATION

      /s/ Lee R. Montellaro
By: ____________________________
Name:    Lee R. Montellaro
Title:   V.P. & C.F.O.


TELTIME, INC.                            NETWORK SERVICES SYSTEM, INC.

     /s/ Lee R. Montellaro                   /s/ Lee R. Montellaro
By:_____________________________         By: ___________________________
Name:    Lee R. Montellaro               Name:    Lee R. Montellaro
Title:   V.P. & C.F.O.                   Title:   V.P. & C.F.O.


NETWORK SERVICES SYSTEM, L.P.            GTS MARKETING, INC.

     /s/ Lee R. Montellaro                   /s/ Lee R. Montellaro
By:__________________________            By: ____________________________
Name:    Lee R. Montellaro               Name:    Lee R. Montellaro
Title:   V.P. & C.F.O.                   Title:   V.P. & C.F.O.

NETWORKS AROUND THE WORLD, INC.         GTS HOLDING CORP., INC.

    /s/ Lee R. Montellaro                     /s/ Lee R. Montellaro
By:____________________________         By: ______________________________
Name:    Lee R. Montellaro              Name:    Lee R. Montellaro
Title:   V.P. & C.F.O.                  Title:   V.P. & C.F.O.


CENTERPIECE COMMUNICATIONS, INC.

    /s/ Lee R. Montellaro
By: _____________________________
Name:    Lee R. Montellaro
Title:   V.P. & C.F.O.


GLOBAL TELECOMMUNICATIONS SOLUTIONS, L.P.

        /s/ Lee R. Montellaro
By: _____________________________________
Name:    Lee R. Montellaro
Title:   V.P. & C.F.O.



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